UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                        Date of Report (Date of earliest event reported):
                                December 21, 2005


                            BOK FINANCIAL CORPORATION
             (Exact name of registrant as specified in its charter)


                           Commission File No. 0-19341

                 Oklahoma                                 73-1373454
       (State or other jurisdiction                     (IRS Employer
    of Incorporation or Organization)                Identification No.)

          Bank of Oklahoma Tower
              P.O. Box 2300
             Tulsa, Oklahoma                                74192
 (Address of Principal Executive Offices)                 (Zip Code)

                                 (918) 588-6000
              (Registrant's telephone number, including area code)



Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

                    INFORMATION TO BE INCLUDED IN THE REPORT

ITEM 8.01  Other Events

     BOK Financial Corporation (the "Company"), through its wholly-owned subsidiary, Bank of Oklahoma, N.A. approved modifications to the retirement benefit plans offered to its employees. The objectives of these modifications are to provide competitive retirement benefits that reward long-term employee performance and provide employees with more control over their retirement savings. These modifications will become effective April 1, 2006.

     Changes to Company's Thrift Plans include increasing the maximum percentage of employee contribution subject to employer matching from 5% to 6% of compensation as defined by the plans, increasing the employer's matching contributions based on years of service, and implementing a maximum non-elective annual contribution of $750 for certain employees. Employer matching contributions will now range from 50 cents per dollar contributed by employees with less than four years of service to $2 per dollar contributed by employees with 15 or more years of service. In addition, the maximum after-tax employee contribution has been increased from 5% to 6% of compensation as defined by the plans.

     The Company also elected to curtail accruals for future service under its defined-benefit Pension Plan. Interest will continue to accrue on employees' account balances as provided by the Pension Plan.

     The Company will incur a charge of approximately $500,000 in the fourth quarter of 2005 for the curtailment of its Pension Plan. The combined effect of the modifications is not expected to have a significant impact on future earnings or liquidity.


                                    Signature

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                     BOK FINANCIAL CORPORATION


                                     By:      /s/ Steven E. Nell
                                         -----------------------------------
                                         Steven E. Nell
                                         Executive Vice President
                                         Chief Financial Officer

Date:    December 21, 2005
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